EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Eagle Financial Services, Inc.

We hereby consent to the incorporation by reference in the previously filed Registration Statements on Form S-8 (No. 333-118319) and Form S-3 (No. 333-131877, No. 333-172264, and No. 333-209460) pertaining to Eagle Financial Services, Inc. and our report dated March 30, 2015 relating to the consolidated financial statements of Eagle Financial Services, Inc. for the year ended December 31, 2014, appearing in Item 8 of this Form 10-K of Eagle Financial Services, Inc.

/s/ Smith Elliott Kearns & Company, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania
March 29, 2017